June 28, 2026

Jesse Singh
[***]

Dear Jesse,

It is with a great deal of pleasure that I confirm the terms of our offer of employment to you for the position of Chief Executive Officer of Fortune Brands Innovations, Inc. (“FBIN” or the “Company”). You will be an officer appointed by the Board of Directors of the Company (the “Board”). In addition, upon your start date, you will also be a member of the Board, with an initial term expiring at the Company’s 2027 Annual Meeting of Stockholders and your continued service after the 2027 Annual Meeting will be subject to approval by the Company’s stockholders. Your employment and appointment to these positions will be effective June 29, 2026 (your “start date”). The terms of your employment are described below.

CASH COMPENSATION

Base Salary

Your base salary will be $1,100,000, paid bi-weekly and subject to normal federal, state, and local payroll tax withholdings as well as any employee benefit premiums for plans in which you choose to enroll. Your next salary review will occur in early 2027.

Annual Bonus

You are eligible to participate in the Executive Annual Incentive Plan (“AIP”) immediately upon hire. Your target annual bonus will be 150% of your base salary. Actual bonus payments are based on the performance achieved by the Company against goals set each year. Your 2026 bonus will be prorated based on your start date. Bonuses are paid within two and half months following the end of the applicable performance year, subject to your continued employment on the applicable payment date and except as otherwise provided in the AIP or your Severance Agreement (as defined below).

LONG-TERM INCENTIVE COMPENSATION

You will be eligible to receive long-term incentive awards under the FBIN Long-Term Incentive Program (the “LTIP”) with an annual target value of $6,700,000, with the equity mix and structure as determined by the Compensation Committee. Your 2026 long-term incentive award will be issued two business days following your start date and will be prorated based on your start date and delivered entirely in the form of Performance Share Awards, with the same vesting conditions and performance goals, including vesting dates, applicable to the 2026 Performance Share Awards granted to the Company’s executive officers.

Sign on Inducement Stock Option Grant

To immediately tie you to the Company’s long-term performance, you will be granted sign-on inducement stock options with a grant date two business days following your start date. The stock option award will be with respect to 300,000 shares. The sign-on stock option award will be a ten-year stock option, will vest in one-third annual installments on each anniversary of the grant date, subject to your continued service as an executive officer of the Company through the applicable vesting date. Your stock option award will be subject to the terms and conditions of the LTIP, an associated award agreement and the Company’s clawback policy. The award agreement will be substantially consistent with the most recent form of Stock Option Award Agreement in the Company’s public filings and incorporate the terms set forth in this letter, modified as follows: (i) in the event you remain employed with the Company through your attainment of age 65 and terminate employment after attaining age 65 other than for Cause (as defined in the Severance Agreement), then your sign-on option will remain exercisable through the Expiration Date of the sign-on option; and (ii) any net shares received upon exercise of the sign-on option must be retained for the duration of employment.

In addition, following the termination of your employment for any reason, a minimum of 50% of the net shares received upon exercise of the sign-on option award must be held for one-year post termination with the Company.

Special One-Time Inducement Award

As a material inducement for you to accept employment with the Company, in connection with your appointment as Chief Executive Officer, you will be granted a one-time inducement award of performance share units two business days after your start date representing the right to receive up to 850,000 shares of Company common stock, subject to the achievement of specified stock price performance goals, continued service and the conditions set forth below and in the underlying award agreement (the “Inducement Award”). The Inducement Award will be earned and eligible to vest contingent on the achievement of the following three stock price targets:

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$80 (225,000 shares);
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$100 (an additional 325,000 shares); and
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$125 (an additional 300,000 shares).

For shares to be earned, the applicable stock price target must be met during the three-year period commencing on the grant date (the “Performance Period”). Shares will be earned on the first date during the Performance Period on which the weighted average closing price of a share of Company common stock over a rolling 60-consecutive-trading-day period during the Performance Period (the “Achieved Stock Price”) equals or exceeds an applicable stock price target. The shares will not be adjusted using interpolation for any actual Achieved Stock Price that exceeds the targets noted above, except as provided below in the event of certain qualifying terminations of employment or a change in control. Shares earned pursuant to these stock price triggers will vest and be payable (along with related dividend equivalents and less applicable tax withholding) based on continued service, with 50% of shares earned on or prior to the three-year anniversary of the grant date vesting on such date and shares which have been earned but which are unvested as of the four-year anniversary of the grant date vesting in full on such date, subject to your continued service as an executive officer of the Company through the applicable vesting date. Any net shares received under the Inducement Award must be retained for the duration of employment. In the event the Company pays an extraordinary dividend, the stock price triggers will be subject to the adjustment provisions in the underlying award agreement.

Following the termination of your employment for any reason, a minimum of 50% of the net shares received under the Inducement Award must be held for one-year post termination with the Company.

In the event your employment terminates due to death, disability or termination by the Company without Cause, any earned but unvested shares shall fully vest and be payable upon such termination of employment. The number of shares earned will be determined based on the stock price triggers achieved on or prior to such termination, with straight line interpolation for performance between stock price triggers if the weighted average closing price for the 60-day period ending as of the termination date is between stock price triggers.

In the event of a change in control during the Performance Period, the Performance Period will end and shares will be earned based on the Achieved Stock Price at the time of the change in control determined using the greater of (i) the 60-day weighted average closing price as of such date and (ii) the per share transaction price received by the Company’s stockholders in the transaction (the “Change in Control Value”), with straight line interpolation for performance between stock price triggers if the Change in Control Value is between stock price triggers. Earned but unpaid shares will convert to time-based restricted stock units and will vest and be paid on the three-year or four-year anniversary in accordance with the original vesting schedule, subject to accelerated vesting and payment if your employment is terminated due to death, disability, termination by the Company without Cause or your resignation for Good Reason (as defined in the Severance Agreement).

The Inducement Award will be subject to the terms of the underlying award agreement, the LTIP and the Company’s clawback policy.

As an executive of FBIN, you will be required to adhere to our Executive Stock Ownership Guidelines and hold 6 times your base salary in shares of common stock in the Company within five years of your appointment.

Effect of a Change in Control on Stock Retention Requirements

In the event of a change in control, the stock retention requirement relating to net shares received under the sign-on stock option or Inducement Award set forth above shall terminate and cease to be applicable to you.

Fortune Brands Innovations, Inc. Non-Qualified Deferred Compensation Plan (DCP)

You will be eligible to participate in the Company’s Non-Qualified Deferred Compensation Plan (DCP). The DCP provides tax advantaged means to accumulate assets for the future – beyond what you may contribute to the 401(k) Plan. Compensation eligible for deferral includes base salary and annual bonus. Enrollment into the DCP is conducted annually, usually in November, for the next calendar year.

ADDITIONAL TOTAL REWARDS OFFERINGS

Location of the role

While it is not the expectation of the Board that you relocate to Illinois for this position, it is expected that you will retain a residence in the Chicagoland area, at your own expense, to ensure your regular presence at the Company’s headquarters in Deerfield, IL. To facilitate your travel to the Deerfield area, the Company will provide the use of its aircraft or reimburse your airfare in the event the Company’s aircraft is not available. You will be responsible for any taxes incurred with respect to the use of the Company’s aircraft or your receipt of airfare reimbursement.

Personal Use of Company Aircraft

In the role of Chief Executive Officer, you are eligible under the Aviation Policy to utilize the Company aircraft for personal use to a maximum of 50 hours per year. The value of the personal flights is considered to be taxable compensation and is subject to federal, state and local income tax withholding, social security and Medicare withholding and federal unemployment tax. The taxable compensation value is equal to the amount computed with a prescribed IRS formula. Additional information, including the policy and procedures, will be provided at the time of hire.

Total Rewards

Upon hire, you will be eligible to participate in our Total Rewards Package, which includes competitive healthcare benefits (medical, dental, vision), health savings and flexible spending accounts, life and disability coverage and retirement savings plan. We also offer health advocacy solutions, telemedicine, associate discount programs, matching gifts programs and wellness programs, among other benefits, to all associates. Refer to the additional materials included with this letter for details about our benefit offerings.

You will also be eligible for a Company paid annual executive physical and membership in HealthNet, a healthcare concierge service. The Company will provide you with personal security if necessary as determined in the sole discretion of the Compensation Committee, and with the same perquisites, including cybersecurity privacy protection, made available to similarly-situated named executive officers of the Company from time to time, as determined in the sole discretion of the Compensation Committee. You will be entitled to reimbursement for business expenses in accordance with Company policies and procedures.

You will also be eligible to participate in our profit-sharing plan, which provides a Company contribution to each eligible employee’s 401k account (typically in March) and vests fully after three years of service. You would be eligible for our 401(k) Plan, which matches 100% on the first 4% of employee contributions. Employee contributions vest immediately, and the Company match contributions vest fully after one year of service.

Additionally, you will be eligible to receive an Agreement for the Payment of Benefits Following Termination of Employment (your “Severance Agreement”), which you must agree to and sign, that provides 24 months of salary and annual bonus if you are terminated other than for cause. In the event termination occurs following a “change in control”, the severance amount increases by an additional twelve months of salary and bonus (for a total of 36 months). The terms of the Severance Agreement will be substantially consistent with the form which has been included for your reference.

You will receive four weeks of PTO annually, prorated based on your start date. The Company also recognizes key holidays annually. Refer to the additional materials included with this letter for details about our paid time off and holiday policy.

As a result of your service as our Chief Executive Officer and a member of our Board, you will be eligible for indemnification in accordance with the Company’s governing documents and as permitted by applicable law.

CONDITIONS OF EMPLOYMENT

The following conditions will need to be met before employment can commence:

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Satisfactory completion of a criminal history and background investigation, which will include verification of previous employment and education, and an acceptable post-offer drug screening test.
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The verification that you have the legal right to work in the United States, as required by the Immigration Reform and Control Act of 1986.

CONTINUING OBLIGATIONS

By accepting this offer, you:

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Confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.
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Confirm that as of September 11, 2026, you will only be a director of one public company board other than the Company’s board.
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Confirm your intention to purchase not less than $1,000,000 worth of Company common stock during the first open trading window following your start date.
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Confirm you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to FBIN without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with FBIN.
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Agree that you will be an “employee-at-will”, which means that either you or the Company can terminate the employment relationship at any time with or without reason or notice, subject to post-employment obligations set forth herein or in any other agreement to which you and the Company are party . Nothing in this letter is intended to change the at-will nature of your employment or serve as a guarantee of employment for any fixed period of time.

I am very pleased to extend this offer of employment to you based on the terms in this letter, and eagerly look forward to your formal acceptance. Please indicate your agreement to the above terms of our offer by signing this letter. I recommend retaining a copy for your personal files. Should you have any questions, please do not hesitate to contact me.

Sincerely,

/s/ Susan Saltzbart Kilsby

Susan Saltzbart Kilsby

Chair of the Board

Fortune Brands Innovations, Inc.

Acknowledged:

/s/ Jesse Singh

Jesse Singh

Signatures in support of this offer will be obtained through Docusign.